Exhibit 1(d)

                     MERRILL LYNCH MUNICIPAL BOND FUND, INC.

                              ARTICLES OF AMENDMENT

      MERRILL LYNCH MUNICIPAL BOND FUND, INC. a Maryland corporation having its principal office c/o The Corporation Trust Incorporated, First Maryland Building, 25 South Charles Street, Baltimore, Maryland 21201 (hereinafter called the Corporation), hereby certifies to the State Department of Assessments and Taxation of Maryland, that:

      FIRST: The charter of the Corporation, as heretofore amended, is hereby amended by striking out Article V of the Articles of Incorporation and inserting in lieu thereof the following:

                                   ARTICLE V

                                  CAPITAL STOCK

      The total number of shares of all classes of stock, including those previously authorized, which the Corporation shall have authority to issue is Three Hundred Million (300,000,000) shares of a par value of Ten Cents ($.10) per share and an aggregate par value of Thirty Million Dollars ($30,000,000). The shares shall be divided into three classes of Common Stock, each of which is to consist of One Hundred Million (100,000,000) shares, which are hereby designated as Insured Portfolio Common Stock, High Yield Portfolio Common Stock, and Limited Maturity Portfolio Common Stock. Each share of outstanding stock of the Corporation is hereby changed into one share of Insured Portfolio Common Stock.

            (a) The holders of each share of stock of the Corporation shall be entitled to one vote for each full share, and a fractional vote for each fractional share of stock, irrespective of the class then standing in his name on the books of the Corporation. On any matter submitted to a vote of stockholders, all shares of the Corporation then issued and outstanding and entitled to vote shall be voted in the aggregate and not by class, except that (1) when otherwise expressly required by the Maryland General Corporation Law or the Investment Company Act of 1940, as amended, shares shall be voted by individual class; and (2) when the matter does not affect any interest of a particular class, then only stockholders of the affected class or classes shall be entitled to vote thereon.

            (b) Each class of stock of the Corporation shall have the following powers, preferences and voting or other special rights, and the qualifications, restrictions, and limitations thereof shall be as follows:

                  (1) All consideration received by the Corporation for the
            issue or sale of stock of each class, together with all income, earnings, profits, and proceeds received thereon, including any proceeds derived from the sale, exchange or liquidation thereof, and any funds or payments derived from any reinvestment of such proceeds in whatever form the same may be, shall irrevocably belong to the class of shares of stock with respect to which such assets, payments or funds were received by the Corporation for all purposes, subject only to the rights of creditors, and shall he so handled upon the books of account of the Corporation. Such assets, payments and funds, including any proceeds derived from the sale,

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            exchange or liquidation thereof and any asset derived from any reinvestment of such proceeds in whatever form the same may be, are herein referred to as "assets belonging to" such class.

                  (2) The Board of Directors may from time to time declare and pay dividends or distributions, in stock or in cash, on any or all classes of stock, the amount of such dividends and the payment of them being wholly in the discretion of the Board of Directors.

                        (i) Dividends or distributions on shares of any class of
                  stock shall be paid only out of earned surplus or other lawfully available assets belonging to such class.

                        (ii) Inasmuch as one goal of the Corporation is to
                  qualify as a "regulated investment company" under the Internal Revenue Code of 1954, as amended, or any successor or comparable statute thereto, and Regulations promulgated thereunder, and inasmuch as the computation of net income and gains for Federal income tax purposes may vary from the computation thereof on the books of the Corporation, the Board of Directors shall have the power in its discretion to distribute in any fiscal year as dividends, including dividends designated in whole or in part as capital gains distributions, amounts sufficient, in the opinion of the Board of Directors, to enable the Corporation to qualify as a regulated investment company and to avoid liability for the Corporation for Federal income tax in respect of that year. In furtherance, and not in limitation of the foregoing, in the event that a class of shares has a net capital loss for a fiscal year, and to the extent that the net capital loss offsets net capital gains from one or both of the other classes, the amount to be deemed available for distribution to the class or classes with the net capital gain may be reduced by the amount offset.

                  (3) In event of the liquidation or dissolution of the
            Corporation, holders of each class of stock shall be entitled to receive, as a class, out of the assets of the Corporation available for distribution to stockholders, but other than general assets not belonging to any particular class of stock, the assets belonging to such class; and the assets so distributable to the holders of any class shall be distributed among such stockholders in proportion to the number of shares of such class held by them and recorded on the books of the Corporation. In the event that there are any general assets not belonging to any particular class of stock and available for distribution, such distribution shall be made to the holders of stock of all classes in proportion to the asset value of the respective classes determined in accordance with the charter of the Corporation.

                  (4) The assets belonging to any class of stock shall be
            charged with the liabilities in respect to such class, and shall also be charged with its share of the general liabilities of the Corporation, in proportion to the asset value of the respective classes determined in accordance with the charter of the Corporation.


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

            The determination of the Board of Directors shall be conclusive as to the amount of liabilities, including accrued expenses and reserves, as to the allocation of the same as to a given class, and as to whether the same or general assets of the Corporation are allocable to one or more classes.

      SECOND: The Board of Directors of the Corporation on August 14, 1979 duly adopted a resolution which set forth the foregoing amendment and declared it to be advisable and directed that it be submitted for consideration by the stockholders of the Corporation at an annual meeting to be held in September 19, 1979.

      THIRD: Notice setting forth the foregoing amendment and stating that a purpose of the meeting of stockholders would be to take action thereon, was given, as required by law, to all stockholders required to vote thereon. The annual meeting scheduled for September 13, 1979 was adjourned until September 19, 1979. The amendment of the charter of the Corporation as hereinabove set forth was approved by the stockholders of the Corporation at the meeting held on September 19, 1979 by the affirmative vote of two-thirds of all the votes entitled to the cast thereon.

      FOURTH: (a) The total number of shares of all classes of stock which the Corporation was heretofore authorized to issue is 100,000,000 shares of a par value of $.10 per share and an aggregate par value of $10,000,000.

      (b) The total number of shares of all classes of stock is increased by this amendment to 300,000,000 shares of a par value of ten cents ($.10) per share and an aggregate par value of $30,000,000, divided into three classes of Common Stock, each of which is to consist of 100,000,000 shares and which are hereby designated as Insured Portfolio Common Stock, High Yield Portfolio Common Stock and Limited Maturity Portfolio Common Stock.

      (c) A description of each class of Common Stock, including the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption, is, to the extent the same is amended, contained in the charter amendment set forth in Article First of these Articles of Amendment. Except as set forth in said Article First, this information is not changed by these Articles of Amendment.

      FIFTH: The articles of amendment shall become effective on the 21st day of September, 1979.


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

      IN WITNESS WHEREOF, Merrill Lynch Municipal Bond Fund, Inc. has caused these articles to be signed in its name and on its behalf by its Vice President and attested by its Secretary on September 19, 1979.

                                      MERRILL LYNCH MUNICIPAL BOND
                                      FUND, INC.


                                      By:  /s/ Vincent R. Giordano
                                           -----------------------------------
                                           Vincent R. Giordano, Vice President

Attest:


/s/ Stephen M. M. Miller
-----------------------------------
Stephen M. M. Miller, Secretary


      THE UNDERSIGNED, Vice President of Merrill Lynch Municipal Bond Fund, Inc. who executed on behalf of said Corporation the foregoing Articles of Amendment, of which this Certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles of Amendment to be the corporate act of said Corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.

                                      MERRILL LYNCH MUNICIPAL BOND
                                      FUND, INC.


                                      By:  /s/ Vincent R. Giordano
                                           -----------------------------------
                                           Vincent R. Giordano, Vice President


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